Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 3, 2021, between Cornerstone Building Brands, Inc., a Delaware corporation (the “Company”), and Rose Lee (“Employee”). The Company and Employee are sometimes hereinafter collectively referred to as the “Parties.”

BACKGROUND

Whereas, the Company hires and retains in its employment such personnel as are required by the Company and its other Affiliates, and makes its employees so retained available to provide services to the Company and its Affiliates.

Whereas, the Company and Employee intend to evidence their mutual agreement that, effective as of September 6, 2021 (the “Commencement Date”), Employee shall commence providing services as Chief Executive Officer of the Company, and as such the Company and Employee have agreed to reflect the terms and conditions of the employment of Employee by the Company, and the duties and responsibilities of Employee, on the one hand, and of the Company, on the other hand, to each other.

Whereas, the Company and Employee also intend hereby to evidence their mutual agreement that, not later than the Commencement Date (and in any event effective as of the Commencement Date), Employee shall be appointed to the Board.

Whereas, capitalized terms not defined in the body of this Agreement have the meanings set forth on the attached Appendix “A.”

AGREEMENT AMONG PARTIES

In consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth herein, the Parties agree as follows:

1.Employment. During the term of this Agreement, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, pursuant to the terms and conditions set forth herein.
2.Duties and Authority. During the term of this Agreement, Employee shall serve as the Chief Executive Officer of the Company, with those authorities, duties and responsibilities customary to that position and such other authorities, duties and responsibilities as the Board may reasonably assign Employee from time to time commensurate with Employee’s position as Chief Executive Officer of the Company. Employee shall use Employee’s best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of Employee’s business time and effort in and to Employee’s employment hereunder, and shall not engage in any other business activity which would conflict with the rendition of Employee’s services hereunder, except that Employee may hold directorships or related positions in charitable, educational, for-profit or not-for-profit organizations to the extent expressly approved by the Board, and make passive investments, which do not unreasonably interfere with Employee’s day-to-day performance of Employee’s responsibilities to the Company (and with Employee’s current position on the board of directors of Crown Holdings, Inc. hereby approved). Following the date of this Agreement and not later than the Commencement Date (and in any event effective as of the Commencement Date), Employee shall be appointed to the Board.
3.Term. The term of, and the terms and conditions of Employee’s employment under, this Agreement shall commence as of the Commencement Date, and shall remain in effect until the first (1st) anniversary of the Commencement Date, subject to earlier termination or extension as described below. The period from the Commencement Date until this Agreement shall have expired in accordance with this Section 3 or been terminated in accordance with Section 5 is hereafter referred to as “the term hereof” or “the term of this Agreement.” The term hereof shall be extended automatically for an additional year as of first (1st) anniversary of the Commencement Date and as of each subsequent annual anniversary of such date (each such extension date is referred to herein as a “Renewal Date”) unless at least one (1) year prior to any such Renewal Date either Party shall have given notice to the other Party that the term of this Agreement shall not be so extended. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs, the term of this Agreement shall be extended for a period of two (2) years after the date of the occurrence of the Change in Control, and, if this Agreement does not terminate during such period, the last day of such extended term shall become the applicable Renewal Date.
4.Compensation.
a.Base Salary. The Company shall pay Employee a base salary in the amount of not less than $1,000,000.00 per year during the term hereof, payable in accordance with the Company’s normal payroll procedures. The salary of Employee will be reviewed for increase at least once annually by the Company and/or, to the extent required, the Board or the Compensation Committee of the Board (the “Compensation Committee”). Any salary review of Employee shall be conducted by the Board or the Compensation Committee at the same time as it reviews the salaries of other senior executives of the Company, and any adjustment shall be solely within the discretion of the Board or the Compensation Committee.
b.Annual Bonus. During the term of this Agreement, Employee shall have a target annual bonus opportunity equal to 120% of her base salary at the highest annualized rate in effect during the year preceding payment of such bonus (the “Target Bonus”); provided, that the annual bonus paid to Employee with respect to 2021 shall be based on the same performance metrics as applicable to the other senior executive officers of the Company and shall be pro rated for the period of Employee’s service to the Company and its Affiliates in 2021. During the term of this Agreement, Employee shall participate under the Company’s currently existing cash annual incentive plan as may be amended, restated or replaced from time to time (the “Bonus Plan”) or, if the

Bonus Plan is amended, replaced or superseded, under any amended, replacement or successor bonus program adopted for senior executives of the Company and its Affiliates. Bonuses, if any, paid to Employee pursuant to the Bonus Plan shall be paid after the end of each fiscal year of the Company at the same time as bonuses are paid to other participants, but no later than March 15 of the following calendar year. Employee understands that bonuses cannot be earned under the Bonus Plan except as specifically set forth therein based on the level of participation specified by the Board or the Compensation Committee in its discretion, but acknowledging the target annual bonus opportunity set forth herein, and, if the employment of a participant terminates for any reason prior to certain dates specified in the Bonus Plan, no bonus shall be payable thereunder except as expressly provided in this Section 4 and in Section 5 of this Agreement. In the event that Employee’s employment terminates for any reason other than by the Company for Cause, after the end of the fiscal year but before payment of the bonus for that fiscal year, Employee shall be entitled to receive the amount of the bonus that would have otherwise been payable under the Bonus Plan, as determined by the Board or the Compensation Committee, on the date bonuses are paid to other participants.
c.2022 Long-Term Incentives. At grant date with respect to the annual long-term incentive cycle of the Company in 2022, the Executive shall be awarded a long-term incentive award having a total grant date fair value value of $4 million (calculated in the same manner as with respect to the other senior executive officers of the Company) (the “2022 LTI Award”). The 2022 LTI Award will consist of the same types of awards, in the same proportion thereof, as those provided to the Company’s other senior executive officers, and shall be granted pursuant to, and subject to the terms and conditions of, the Company’s Amended and Restated 2003 Long-Term Incentive Plan, as amended, or any successor plan thereto (the “Equity Plan”), and such other terms and conditions set forth in the applicable award agreement, which award agreement shall be consistent with the terms and conditions provided to the Company’s senior executive officers.
d.Make-Whole Bonus. In order to compensate Employee for the annual bonus to which she may have become entitled from her prior employer but forfeited by reason of Employee’s commencement of services with the Company and its Affiliates, on the first payroll date following the Commencement Date, the Company shall pay Employee a cash make-whole bonus equal to $500,000. Employee will be required to repay this bonus if Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason written notice of which is given prior to the first anniversary of the Commencement Date.
e.Make-Whole Long-Term Incentives. In order to compensate Employee for long-term incentives granted to Employee by her prior employer but forfeited by reason of Employee’s commencement of services with the Company and its Affiliates, as of the Commencement Date, Employee shall be granted the following one-time long-term incentives of the Company: (1) $2 million of options to purchase common stock of the Company (the “Make-Whole Options”); (2) $3 million of restricted stock units covering common stock of the Company (the “Make-Whole RSUs”); and (3) $3.5 million of performance share units covering common stock of the Company (the “Make-Whole PSUs”).
The value of all of such awards shall be calculated in the same manner as with respect to the awards held by the other senior executive officers of the Company. The exercise price of the Make-Whole Options will be the closing trading price of the Company’s common stock on the Commencement Date. The Make-Whole Options and the Make-Whole RSUs will vest based on the continued employment of Employee in equal installments not later than the 15th day of the month in which occurs the first, second and third anniversaries of the date of grant, and other than the exercise price of the Make-Whole Options and the vesting dates of both awards, will have the same terms and conditions as applicable to the options and restricted stock units granted to the Company’s senior executive officers in March 2021. The Make-Whole PSUs will have the same terms and conditions as applicable to the options and restricted stock units granted to the Company’s senior executive officers in March 2021, including without limitation vesting conditions and settlement date.
f.Retirement, Health and Welfare Benefits. Employee shall be entitled to participate in and receive the health, hospitalization, medical, dental, life insurance, accidental death, disability and other insurance plans and benefits provided by the Company, and to participate in the 401(k) and other qualified profit-sharing, deferred compensation, pension, savings and other similar plans of the Company, as and to the extent the Company provides such benefits generally to other employees of the Company or to executive employees of the Company. It is understood and agreed that such benefits may be changed or discontinued from time to time in the sole discretion of the Company. During the term of this Agreement, Employee shall be entitled to six (6) weeks of vacation per year, subject to the generally applicable policies of the Company in effect from time to time, including the current provision of the policy that vacation does not carry over from year to year.
g.Relocation Benefits. In connection with the relocation of Employee’s residence to Cary, North Carolina during the first two years following the Commencement Date, Employee shall receive relocation benefits under the Company’s relocation policy for Tier I employees; provided, that, in the case of multiple relocation events, such relocation benefits shall only be provided for one of such relocation events.
h.Clawback; Company Policies. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any “clawback” policy adopted by the Company, all of Employee’s compensation (whether paid in cash, long term incentive awards or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures of the Company, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise. Employee shall also be subject to applicable policies of the Company as in effect from time to time, including the Cornerstone Building Brands, Inc. Executive Stock Ownership Guidelines and any successor policy, as applicable
5.Termination Payments.

a.Minimum Termination Compensation. Employee shall serve in an at-will capacity and Employee, the Company may terminate the employment of Employee at any time with or without Cause. Upon any termination of employment of Employee for any reason other than as set forth in Section 5.b or Section 5.c, whether on, before or after the expiration of the term of this Agreement (including any extension of the term hereof pursuant to the provisions of this Agreement), Employee shall be entitled to receive (i) that portion of Employee’s annual base salary, at the rate then in effect, earned by Employee or accrued for Employee’s account through the date of the termination of Employee’s employment hereunder or for which Employee is entitled to payment for events or circumstances occurring on or through the date of termination of Employee’s employment, (ii) any bonus to which Employee is entitled under the Bonus Plan pursuant to Section 4.b for the fiscal year ending prior to the date of termination, (iii) reimbursement of business expenses properly incurred in accordance with applicable Company policy prior to the date of termination and (iv) subject to Section 5.f, any generally applicable vested benefits to which Employee is entitled as a former employee under the employee benefit plans of the Company and its Affiliates (collectively, the “Minimum Termination Compensation”).
b.Severance Pay upon Termination of Employment.
(i) If Employee’s employment is terminated by the Company without Cause, or by Employee for Good Reason, in either case excluding by reason of Employee’s death or permanent disability, then, in addition to the Minimum Termination Compensation, Employee shall be entitled to receive (A) two (2) times Employee’s annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of termination (the “Severance Payment”), (B) two (2) times Employee’s Target Bonus (the “Bonus Payment”), (C) a prorated annual bonus under the Bonus Plan for the fiscal year in which the date of termination occurs based upon the elapsed number of days in such fiscal year through the date of termination applied to the bonus, if any, that would have been earned by Employee for such fiscal year if Employee had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to the senior executive officers of the Company whose employment has not terminated (the “Pro Rata Bonus”) and (D) a lump sum payment equal to the premiums for medical and dental coverage, at the active employee rate and at the coverage levels in effect as of the date of termination, that would otherwise be payable for the period of coverage applicable to Employee (i.e., eighteen (18) months) under the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (the “COBRA Premium Payment”).
(ii) The Severance Payment and Bonus Payment shall be payable in substantially equal installments on regular payroll dates over the two (2) year period following the date of termination, except as otherwise set forth in Section 25 hereof and subject to the next following sentence; provided that any installments that would be paid if the Release Commencement Date (as defined below) were the date of termination shall be paid on the first payroll date after the Release Commencement Date, unless the Release Period (as defined below) begins in one calendar year and ends in the subsequent calendar year, in which case such installments shall be paid on the first payroll date in the subsequent calendar year. Employee’s right to receive the Severance Payment, the Bonus Payment, the Pro Rata Bonus, and the COBRA Premium Payment shall be conditioned on Employee’s execution, delivery and non-revocation of a general release of any and all claims against the Company and its Affiliates within thirty (30) days following the date of termination (such release of claims, the “Release”; such thirty (30) day period, the “Release Period”, and the Commencement Date of the Release, the “Release Commencement Date”), which Release shall include the release of claims attached hereto as Appendix B and such other terms and conditions as may be mutually agreed by the Parties. The Pro Rata Bonus and COBRA Premium Payment shall be paid in a lump sum at the same time as paid to other senior executive officers of the Company but not later than March 15th of the year following the year in which the date of termination occurs.
c.Impact of Termination on Equity Awards. In the event of any termination of Employee’s employment (either by Employee or the Company), the terms of the applicable equity award agreements and Equity Plan pursuant to which such awards were granted shall govern.
d.Notwithstanding anything in this Agreement to the contrary, if any amounts due to Employee under this Agreement and any other plan or program or award of the Company or any Affiliate constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Code, and the amount of the parachute payment, reduced by the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Employee would receive if Employee were paid three times Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code, less one dollar, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times Employee’s base amount less one dollar. The calculations to be made with respect to this subsection shall be made by an accounting firm jointly selected by the Company and Employee and paid by the Company.
e.No Duty to Mitigate Nor Offsets; No Other Severance; No Reduction for Deferred Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated, Employee shall have no duty to seek other employment nor shall any payments made or to be made to Employee pursuant to this Agreement be offset by any amount earned from other employment or for any other reason. The payments and benefits to be provided to Employee pursuant to this Section 5 upon termination of Employee’s employment shall constitute the exclusive payments and benefits in the nature of severance or termination pay or salary continuation and termination benefits which shall be due to Employee upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company or any of its Affiliates. The calculations of the Minimum Termination Compensation, Severance Payment, Bonus Payment, Pro Rata Bonus and COBRA Premium Payment shall be made without reduction for any voluntary deferral of compensation made by Employee.

f.Full Satisfaction of Obligations. Payment by the Company of the amounts owed to Employee pursuant to this Section 5 shall fully satisfy all obligations of the Company to Employee under this Agreement if the employment of Employee is terminated hereunder prior to the expiration of the term of this Agreement, and all obligations of the Company and Employee to each other set forth in Sections 1 through 4 of this Agreement shall terminate and be of no further force or effect as of the date of termination. No termination of employment hereunder, whether by the Company or Employee and whether with or without Cause or Good Reason, shall terminate the provisions of Sections 6 or 7 or any subsequent sections of this Agreement and each of such sections shall remain in full force and effect as binding obligations of the Parties in accordance with their express terms.
6.Business Disclosures. Employee acknowledges that Employee has had and will have access to and has or will become familiar with all or substantially all of the Confidential Information of the Company and its Affiliates. As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees that Employee will not, at any time during or following the termination of Employee’s employment with the Company, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with Employee’s employment with the Company or any of its Affiliates. If Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the Company, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which Employee is compelled or required to disclose, and Employee will exercise Employee’s reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.
No confidentiality or other obligation Employee owes to the Company prohibits Employee from reporting possible violations of law or regulation to any governmental authority or entity under any applicable whistleblower protection provision of applicable U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires Employee to notify the Company of any such report. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
7.Non-Competition; Non-Solicitation; Non-Disparagement and Non-Interference; Cooperation.
a.Employee shall not, directly or indirectly and whether on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, (x) any business that is engaged in the design, engineering, manufacturing, installation and marketing of exterior building products, including, for avoidance of doubt, in the residential or commercial sectors and with respect to both new construction and repairs and remodeling, that are the same as or similar to those designed, engineered, manufactured, installed or marketed by the Company or its subsidiaries and such Affiliates during the period of employment of Employee and (y) any other business that is a material competitor of a material business that is conducted by the Company or its subsidiaries and such Affiliates during the period of employment of Employee (unless disposed of prior to Employee’s date of termination). Ownership by Employee of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. Employee agrees and stipulates that in any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
b.Employee shall not, directly or indirectly and whether on Employee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Affiliates in a commercial capacity; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Affiliates to leave the employment or service of the Company or its Affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Affiliates unless such use or disclosure is of a personal nature, is requested by the Company or is required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Affiliates with whom Employee dealt, directly or indirectly, during Employee’s engagement with the Company or its Affiliates. Employee shall not be prohibited from hiring or soliciting the employment or service of an agent or consultant of the Company or its Affiliates for purposes which do not violate Section 7 of this Agreement. Employee agrees and stipulates that in any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
c.To the extent permitted by the law, Employee agrees to refrain from any criticisms or disparaging comments about the Company or any Affiliates (including any current officer, director or employee of the Company), and Employee agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any Affiliate or inconsistent with fostering the goodwill of the Company and its Affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or Employee to any state or federal law enforcement, regulatory or judicial agency or official or to the Board or senior management of the Company or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. Nothing in this paragraph restricts, or is intended to restrict, any rights of Employee that cannot be lawfully restricted. Nothing in this Agreement shall be interpreted in a manner that limits or restricts Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).
The foregoing covenants in this Section 7 shall remain in effect (i) during the period of employment of Employee by the Company, and (ii) for a period of two (2) years following Employee’s termination of employment (whether initiated by Employee or by the Company) for any reason (the “Restricted Period”). The foregoing covenants in Section 6 and this Section 7 shall not apply to Employee’s good faith performance of her duties during the term of this Agreement for the benefit of the Company or its Affiliates.
d.In the event of termination of Employee’s employment for any reason (other than death), Employee agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of Employee’s employment hereunder or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. The Company shall reimburse Employee for all expenses incurred by Employee during such period in connection with such cooperation with the Company. Any such cooperation shall be (i) at reasonable times and locations, (ii) upon reasonable notice, and (iii) take into account any responsibilities to which Employee is subject to a subsequent employer or otherwise.
8.Consideration for Covenants; Reasonableness. Employee acknowledges and agrees as follows:
a.The Confidential Information of the Company and its Affiliates is unique and was developed or acquired by them through the expenditure of valuable time and resources; that the Company and its Affiliates derive independent economic value from this Confidential Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; that the Company and its Affiliates have taken all prudent and necessary measures to preserve the proprietary and confidential nature of its Confidential Information, and that the covenants set forth in Sections 6 and 7 are the most reasonable, efficient and practical means to protect the Confidential Information.
b.The covenants set forth in Sections 6 and 7 are necessary to protect the goodwill of the Company and its Affiliates during the employment of Employee hereunder, and to ensure that such goodwill will be preserved and continued for the benefit of the Company and its Affiliates after Employee’s employment terminates.
c.Due to the nature of the business as heretofore conducted by the Company and its Affiliates and as contemplated to be continued and conducted by the Company and its Affiliates, the scope and the duration of the covenants set forth in Sections 6 and 7 of this Agreement are in all respects reasonable.
d.The covenants set forth in Sections 6 and 7 each constitute a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Employee set forth in Sections 6 and 7.
9.Surrender of Books and Records. Employee shall on the termination of Employee’s employment in any manner immediately surrender to the Company all lists, books, and records and other documents incident to the business of the Company and its Affiliates, and all other property belonging to any of them, it being understood that all such lists, books, records and other documents are the property of the Company and its Affiliates; provided, however, that Employee shall be permitted to retain a copy of her contacts and calendar as well as a copy of all publicly filed plans and agreements, benefit plans in which Employee participates, employee handbooks applicable to Employee and statements of Employee’s compensation and benefits that have been provided to Employee by the Company, its Affiliates or any of their designated plan service providers.
10.Waiver of Breach. The failure of the Company or Employee at any time to require performance by the other of any provision hereof shall in no way affect any of their respective rights thereafter to enforce the same, nor shall the waiver by the Company or Employee of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.
11.Remedies. In the event of Employee’s breach, or threatened breach, of any term or provision contained in Sections 6 or 7 of this Agreement, Employee agrees that the Company and its Affiliates shall suffer irreparable harm not compensable by damages or other legal remedies, and that accordingly the Company shall be entitled to both temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it. The right of the Company to such relief shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages. Without limiting the generality of the relief that may be sought by the Company pursuant to this Section 11, if Employee intentionally and materially violates any provision of Section 6 or 7, the Company may, after (a) giving written notice to Employee of the Board’s reasonable, good faith belief that Employee has or is intentionally and materially violating any of the covenants contained in Section 6 or 7, upon delivery to Employee of a certified copy of a resolution of the Board adopted by the affirmative vote of a majority of the entire membership of the Board following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice finding that Employee was guilty of such conduct and specifying the particulars thereof, and (b) thereafter giving Employee 15 business days in which to cease and cure such violation, and Employee fails to cease and desist from such violation and/or does not, in the Board’s reasonable and good faith determination, cure such violation, immediately cease all payments that it may be providing to Employee pursuant to this Agreement and, at the reasonable and good faith demand of the Company, Employee shall be required to repay the severance payments that have been paid to Employee after such breach pursuant to Section 5 to the extent that the Company reasonably and in good faith determines that such repayment does not exceed the damages caused thereby; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Employee to forego or waive such payments in order to avoid her obligations under Section 6 or 7; provided, further, that any Release previously executed by Employee shall continue in effect except that any such Release shall not preclude Employee from challenging, defending against, or asserting any claim, fact or circumstance related Company’s breach of this provision.
12.Severability. It is the desire and intent of the Parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Sections 6 or 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the same shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 6 and 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the intentions and agreement of the Parties. Furthermore, if any other provision contained in this Agreement should be held illegal, invalid or unenforceable in whole or in part by a court of competent jurisdiction, then it is the intent of the Parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.
13.Attorneys’ Fees. In the event of any suit or judicial proceeding (other than an arbitration proceeding) between the Parties hereto with respect to this Agreement, the court in which such suit is decided may award reasonable attorneys’ fees and costs, as actually incurred and including, without limitation, attorneys’ fees and costs incurred in appellate proceedings to the party that prevails in such dispute.
14.Survival. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement that contemplate performance by the Parties following termination of this Agreement (including without limitation Sections 5-7 and 28 hereof) shall survive the termination of this Agreement.
15.Notice. All notices hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight mail, postage prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, upon telephonic confirmation of receipt if sent by facsimile transmission, and if mailed, five (5) days after the date of mailing (two (2) days in the case of overnight mail), in each case addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

If to Employee:	Address shown on the employment records of the Company

If to the Company:	Cornerstone Building Brands, Inc. 5020 Weston Parkway, Suite 400 Cary, North Carolina 27513 Telecopier: (919) 677-3914 Attention: Executive Vice President, General Counsel & Corporate Secretary
16.Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the Parties with respect thereto. Except as expressly provided herein, the specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.
17.Modification. No change or modification of this Agreement shall be valid or binding upon the Parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the Parties hereto.
18.Governing Law and Venue. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware and venue for any action pursuant hereto shall be in the appropriate state or federal court in or for Wake County, North Carolina.

19.Acknowledgment Regarding Counsel. Each of the Parties to this Agreement acknowledges that each of them has had the opportunity to seek and has sought counsel to review this Agreement and to obtain and has obtained the advice of such counsel relating thereto.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.
21.Assignment. Subject to compliance with the provisions of this Agreement, the Company shall have the right to assign this Agreement and its obligations hereunder to any of their Affiliates. No such assignment shall operate to relieve the Company or any successor assignor from liability hereunder, and this Agreement shall remain an enforceable obligation of the Company and each such successor. The rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit may be assigned by Employee. For purposes of this Agreement, all references herein to the Company is deemed to be also a reference to any Affiliate of the Company that either has or is required to assume the obligations of the Company pursuant to this section.
22.Tax Withholding. The Company may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes required to be withheld pursuant to any law or governmental regulation or ruling.
23.Payment by Subsidiaries. Employee acknowledges and agrees that the Company may satisfy its obligations to make payments to Employee under this Agreement by causing one or more of its subsidiaries or Affiliates to make such payments to Employee. Employee agrees that any such payment made by any such subsidiary or Affiliate shall fully satisfy and discharge the Company’s obligation to make such payment to Employee hereunder. In such event, references in this Agreement to benefits plans and policies “of the Company” shall be deemed to refer to the plans and policies of the applicable subsidiary or Affiliate.
24.Payment to Estate. If Employee dies prior to full satisfaction of the obligations owed to Employee under this Agreement, any monies that may be due Employee under this Agreement as of the date of Employee’s death will be paid to Employee’s estate.
25.Section 409A.
a.If Employee is a “specified employee,” as such term is defined in Section 409A and determined by the Company, and if any portion of the Severance Payment or Bonus Payment is subject to Section 409A, the character and timing of the payment thereof shall be as determined in this Section 25(a). It is hereby specified that as much of the Severance Payment and Bonus Payment as can be paid without the application of Section 409A(a)(2)(B)(i) and Treas. Reg. §1.409A-1(i) shall be paid at times consistent with Section 5.b or Section 5.c as applicable and without application of this Section 25. The remaining portion of the Severance Payment or Bonus Payment shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) one or more dates that otherwise comply with the requirements of Section 409A.

b.Employee and the Company agree that this Agreement is intended to comply with or be exempt from Section 409A and that any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A. To the extent that any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. Without limiting the generality of the immediately preceding sentence, it is intended that the Severance Payment, Bonus Payment and the Pro Rata Bonus shall be “short-term deferrals” within the meaning of Treas. Reg. §1.409A-1(b)(4) that are exempt from Section 409A. For purposes of Section 409A, each installment in a series of installment payments is intended to be a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
26.Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
27.Binding Effect. This Agreement shall be binding upon the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.
28.Indemnification. The Company will indemnify Employee in respect of Employee’s services to the Company and its Affiliates to the same extent as all other directors and executive officers of the Company and its Affiliates, provided that, for avoidance of doubt, such indemnification shall not apply to a dispute between the Company and Employee, including without limitation any dispute as to the scope and extent and enforceability of any generally applicable clawback policy or provision against or in respect of Employee or the compensation of Employee. The indemnification provided by this Section 28 does not limit, and is not exclusive of, any other rights to which Employee may be entitled under the articles of incorporation, charter, bylaws, or the regulations of the Company or any Affiliate, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Employee’s official capacity and as to action in another capacity while holding such office (including as a director, trustee, agent or fiduciary of the Company or any subsidiary or benefit plan thereof), and will continue as to Employee after Employee has ceased to be a director, trustee, officer, employee or agent and will inure to the benefit of Employee’s heirs, executors, and administrators. In particular, and without limiting Employee’s rights under this Section 28, Employee will additionally be entitled to the full benefit of any indemnification agreement provided by the Company or its Affiliates to its officers and directors and Employee shall participate in any director or officer insurance maintained by the Company and its Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth herein.

EMPLOYEE

/s/ Rose Lee
Rose Lee

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena Brenner
Alena Brenner
Executive Vice President, General Counsel
and Corporate Secretary

APPENDIX A
DEFINITIONS
The following terms have the indicated meanings for purposes of this Agreement:
(a)“Affiliate” means any entity controlled by, controlling or under common control with a person or entity.
(b)“Bonus Plan” has the meaning set forth in Section 4.b.
(c) “Cause” shall mean any of the following occurring after the Commencement Date: (i) Employee’s willful and continued failure to substantially perform Employee’s duties and other obligations under this Agreement, if such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; (ii) Employee’s willful and material violation of the Company’s code of conduct or other material written policy of which Employee has notice, which violation is not cured within thirty (30) days after written notice by the Company of the existence of such violation; provided however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (iii) the willful engaging by Employee in material misconduct which (A) brings the Company or any of its Subsidiaries into public disgrace, or (B) harms the business operations of the Company or any of its Subsidiaries; (iv) Employee’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony; or (v) the breach or failure by Employee to perform any of its material covenants contained in this Agreement or any other agreement to which the Company and the Employee are parties; provided, however, that the Board must first provide to Employee written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause hereunder, and providing an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board to explain the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of Employee’s employment for Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board, adopted by the affirmative vote of a majority of the entire membership of the Board following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice, finding that Employee was guilty of the conduct constituting Cause, and specifying the particulars thereof. Further, for the purposes of this Agreement, no act or failure to act on Employee’s part shall be considered willful unless done, or omitted from being done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.
(d)“Change in Control” has the meaning given to such term under the Equity Plan.
(e)“Confidential Information” means all information, whether oral or written, previously or hereafter developed, that relates to the business as heretofore conducted by the Company, or which is hereafter otherwise acquired or used by the Company or its subsidiaries and Affiliates, that is not generally known to others in the Company’s area of business or, if known, was obtained wrongfully by such other person or entity or with knowledge that it was proprietary or confidential information of or relating to the business as heretofore conducted by the Company or of or relating to the business of the Company or its subsidiaries and Affiliates. Confidential Information shall include, without limitation, trade secrets, methods or practices, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.
(f)“Good Reason” means any of the following events that occurs without Employee’s prior written consent after the Commencement Date:
(i) any material reduction in the amount of Employee’s then current base salary or target bonus opportunity, in either case other than as part of a reduction of less than ten percent (10%) applied generally across-the-board to all of the senior executive officers of the Company;
(ii) (A) a material reduction in Employee’s title; or (B) a material, adverse reduction in the duties or responsibilities of Employee relative to Employee’s duties or responsibilities as described in Section 2 hereof;
(iii) the breach or failure by the Company to perform any of its material covenants contained in this Agreement or any other agreement to which the Company and the Employee are parties;
(iv) any relocation of Employee’s principal place of employment by more than fifty (50) miles, as long as such relocation increases Employee’s normal daily commute excluding, for the avoidance of doubt, the expected relocation referenced in Section 4(g) of this Agreement); or
(v) the Company’s failure to cause any successor to all or substantially all of the business or assets of the Company to expressly agree to assume the obligations of the Company under this Agreement, unless such assumption occurs automatically by operation of law.
In order for a termination of Employee to constitute a termination for Good Reason, Employee must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the ninetieth (90th) day after such circumstances have arisen or occurred and must provide the Company with at least thirty (30) days within which to cure such circumstances before terminating employment, and, failing a cure, Employee must terminate Employee’s employment within thirty (30) days following the expiration of such cure period.
(g)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Appendix B
General Release
Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under that certain Agreement, effective as of August 3, 2021 to which you and Cornerstone Building Brands, Inc. (the “Company”) are parties (the “Agreement”), you hereby waive and release and forever discharge the Company ad its (as applicable) parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.1
Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
(a) Any payment or benefit set forth in the Agreement;
(b) Any rights as a shareholder of Cornerstone Building Brands, Inc.;
__________________________
1 Appropriate ADEA time periods to be covered so that the release has the intended effect.

(c) Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with policy of the Company;
(d) Claims in respect of equity compensation owned by you;
(e) Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under any general plan or policy of the Company, all rights to which are hereby waived and released);
(f) Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;
(g) Any claim that either of the Company has breached this release of claims; and
(h) Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.